Exhibit 99.1

Sanchez Energy Enhances Liquidity with

$44 Million Midstream Asset Sale

Transaction includes an initial payment of approximately $37 million in cash and the assumption of $7.4 million in remaining capital spending commitments

HOUSTON--(MARKETWIRED)--July 5, 2016--Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”) today announced that the Company has executed an agreement with Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP”) pursuant to which SPP has acquired the Company’s 50% interest in Carnero Gathering, LLC (“Carnero Gathering”) for an initial payment of approximately $37 million and the assumption by SPP of remaining capital commitments to Carnero Gathering, which are estimated at approximately $7.4 million (the “Carnero Gathering Transaction”).

Carnero Gathering, a joint venture that is 50% owned by Targa Resources Corp. (NYSE: TRGP) (“Targa”), will own a total of approximately 45 miles (10 miles of which remain under construction) of high pressure natural gas gathering pipelines that currently connect SPP’s existing Western Catarina Midstream system to nearby pipelines in South Texas (the “Carnero Gathering System”).  The Carnero Gathering System will ultimately connect to a cryogenic natural gas processing plant that is under construction in La Salle County, Texas owned by a separate joint venture between Sanchez Energy and Targa.  Sanchez Energy has invested approximately $26 million in Carnero Gathering since entering the joint venture with Targa in October 2015.  The processing plant is expected to be operational in early 2017.

In addition to the initial payment and reduced capital commitments, Sanchez Energy will be entitled to receive future payments from SPP that are dependent upon the achievement of certain volume, transportation fee and delivery targets.

MANAGEMENT COMMENTARY

“This transaction further highlights Sanchez Energy’s ability to realize improved economics for its development projects without incurring equity dilution or adding leverage,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “Proceeds from the Carnero Gathering Transaction further enhance the Company’s strong liquidity position which, after the initial payment, totals approximately $664 million and includes approximately $364 million in cash.  This liquidity creates a key competitive advantage for Sanchez Energy that allows us to pursue asset acquisitions and an organic growth strategy that stems from our extensive inventory of drilling opportunities that are highly economic at today’s commodity price levels.”

OTHER INFORMATION

The Carnero Gathering Transaction was reviewed and approved by the Board of Directors (the “Board”) of Sanchez Energy following review and approval by the Board's Audit Committee, which is comprised of independent directors.  Johnson Rice & Company L.L.C. acted as sole financial advisor to the Board's Audit Committee.  Richards, Layton & Finger, P.A. served as counsel to the Board’s Audit Committee and Akin Gump Strauss Hauer & Feld LLP represented Sanchez Energy in connection with the negotiation of the Carnero Gathering Transaction.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources in the onshore U.S. Gulf Coast, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 200,000 net acres, and the Tuscaloosa Marine Shale. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to capital expenditures for and completion of the Carnero Gathering System, the completion of and commercial in-service date for the processing plant in La Salle County, Texas, Sanchez Energy’s ability to receive future payments from SPP and the expected benefits of the Carnero Gathering Transaction.  These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure of our joint ventures to perform as anticipated, failure or delays on the part of our joint venture partners, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas or completing our ongoing joint venture projects, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy's most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy's Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  Sanchez Energy's filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of Sanchez Energy's forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Garrick (Rick) Hill
Interim Chief Financial Officer

(877) 847-0009